29X Putnam Floating Rate Income Fund attachment
2/28/05 Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 (000s omitted)

Class A	1,273
Class B	60
Class C	118

72DD2 (000s omitted)

Class M	81
Class R	--


73A1

Class A	0.166677
Class B	0.116780
Class C	0.110193

73A2

Class M	0.138157
Class R	0.133552


74U1 (000s omitted)

Class A	8,877
Class B	893
Class C	2,439

74U2 (000s omitted)

Class M	2,176
Class R	1

74V1

Class A	10.04
Class B	10.03
Class C	10.03

74V2

Class M	10.03
Class R	10.03